Exhibit 16

October 14, 2005

Office of the Chief Accountant
Division of Corporation Finance
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Lifestream Technologies, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Lifestream Technologies, Inc.’s Form 8-K report dated October 14, 2005. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/  BDO Seidman LLP

Copies to:

Mr. Christopher Maus, Chairman of the Board of Directors, President and Chief Executive Officer